EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2005, relating to the consolidated financial statements of Clinical Data, Inc. appearing in the Annual Report on Form 10-KSB of Clinical Data, Inc., for the year ended March 31, 2005.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts
January 13, 2006